Exhibit (a)(1)(C)
U.S. OFFER TO PURCHASE FOR CASH
COMMON SHARES, PAR VALUE S/ 1.00 PER SHARE,
HELD BY U.S. HOLDERS
AND
AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS FIVE COMMON SHARES,
HELD BY ALL HOLDERS, WHEREVER LOCATED,
OF
CEMENTOS PACASMAYO S.A.A.
PURSUANT TO THE U.S. OFFER TO PURCHASE DATED OCTOBER 22, 2026
BY
INVERSIONES ASPI S.A.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK
CITY TIME, ON NOVEMBER 20, 2026, UNLESS THE U.S. OFFER IS EXTENDED.
October 22, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We, Georgeson LLC, have been engaged by Inversiones ASPI S.A., a Peruvian sociedad anónima (“Purchaser”), to act as information agent (the “Information Agent”) in connection with the offer by Purchaser to purchase Common Shares and ADSs (each as defined below) for cash, dated October 22, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”). Purchaser is offering to purchase any and all outstanding common shares, par value S/ 1.00 per share (each, a “Common Share,” and collectively, the “Common Shares”) (other than Common Shares owned by Holcim and its affiliates) of Cementos Pacasmayo S.A.A., a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five Common Shares) (each, an “ADS,” and collectively, the “ADSs”), delivered by JPMorgan Chase Bank, N.A., acting as depositary (the “ADS Depositary”), pursuant to that certain Deposit Agreement, dated as of February 7, 2012, and amended on each of February 21, 2017 and December 4, 2020, among the Company, the ADS Depositary and the holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), through concurrent tender offers in Peru and in the United States.
Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 8.93 per Common Share and S/ 44.65 per ADS (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment” of the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”).
Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 2026, UNLESS THE U.S. OFFER IS EXTENDED.
For your information and for forwarding to your clients for whose accounts you hold ADSs, wherever located, in your name or in the name of your securities intermediary, the following documents are enclosed:
1. The Offer to Purchase, dated as of October 22, 2026;
2. A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;
3. The ADS Letter of Transmittal with enclosed Internal Revenue Service (“IRS”) Form W-9, for your use and for the information of your clients; and
4. A return envelope addressed to you.
Your attention is directed to the following:
1. The U.S. Offer commenced on October 22, 2026 and will expire at 4:00 p.m., New York City time, on November 20, 2026, unless the U.S. Offer is extended (the latest time and date at which the U.S. Offer will expire, the “Expiration Date”).
2. Concurrent with the U.S. Offer, Purchaser is making an offer, in accordance with the provisions of the Consolidated Text of the Securities Market Law, which was approved by Supreme Decree No. 020-2023-EF (the “Peru Securities Market Law”) and the Peruvian Tender Offer Regulations issued by the SMV (SMV Resolution No. 009-2006-EF/94.10) (the “Peru Tender Offer Regulations”) (except for the provisions introduced by SMV Resolution No. 008-2026-SMV/01, which are not applicable to the Peru Offer) (the “Peru Offer,” and together with the U.S. Offer, the “Offers”), for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.
3. The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. U.S. holders of Common Shares who wish to participate in the Offers may do so by either (a) depositing, at no cost to such holders, their Common Shares with the ADS Depositary, for issuance of ADSs, which may be tendered in the U.S. Offer or (b) tendering their Common Shares in the Peru Offer. Holders of Common Shares that are not U.S. holders may not use the Offer to Purchase and may only tender their Common Shares into the Peru Offer. A separate prospectus, for use by holders of Common Shares, wherever located, is being published concurrently in Peru, in accordance with the Peru Securities Market Law and the Peru Tender Offer Regulations.
4. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion) to such holders. Purchaser will pay a fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement; accordingly, such cancellation fee will not be deducted from the Offer Price payable to holders of ADSs. A cancellation fee will also not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in the Offer to Purchase.
Purchaser expects to announce the final results of the Offers within one trading day after the Expiration Date (the “Announcement Date”), and to pay for Common Shares and ADSs purchased on the second trading day after the Expiration Date (the “Settlement Date”). For purposes of the Offer to Purchase, “trading day” means any day on which both the Lima Stock Exchange (Bolsa de Valores de Lima) (“LSE”) and the NYSE are open for trading. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited with Computershare Trust Company, N.A., which has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”), on the second trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca,

Seguros y AFP (SBS) on its website on the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs” of the Offer to Purchase).
5. The Offers are subject to the satisfaction or waiver of certain conditions as described in the section “The U.S. Offer – Conditions to the Offers” of the Offer to Purchase.
6. Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Common Shares and/or ADSs pursuant to the U.S. Offer. Purchaser may reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials relating to the Offers to their customers.
7. Under no circumstances will Purchaser pay interest on the Offer Price for Common Shares and ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment.
8. Purchaser is not providing for guaranteed delivery procedures. Therefore, you may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only methods for accepting the U.S. Offer are the procedures set forth in the Offer to Purchase (see “The U.S. Offer – Procedures for Tendering into the U.S. Offer” of the Offer to Purchase).
9. If a holder of Common Shares or ADSs that is a U.S. person for U.S. federal income tax purposes does not provide a properly completed IRS Form W-9 that is signed under penalties of perjury, and which includes the holder’s correct taxpayer identification number (which generally is the holder’s social security or federal employer identification number), or does not otherwise establish an exemption, such holder may be subject to required backup U.S. federal income tax withholding of the gross proceeds payable to such holder in exchange for its Common Shares or ADSs. A copy of IRS Form W-9 is included with the ADS Letter of Transmittal. A tendering holder of ADSs that is not a U.S. person may establish such holder’s exemption from backup withholding by submitting to the applicable withholding agent a properly completed IRS Form W-8, signed under penalties of perjury, which the Information Agent will provide upon request and which may be obtained from the IRS on its Internet website: www.irs.gov (see “The U.S. Offer - Tax Considerations - Information Reporting and Backup Withholding” of the Offer to Purchase).
10. U.S. holders of Common Shares that wish to participate in the U.S. Offer may, pursuant to the instructions contained in the Offer to Purchase, deposit their Common Shares for issuance of ADSs (each of which will represent five Common Shares) that will be tendered into the U.S. Offer, U.S. holders of Common Shares who hold such shares through a broker, dealer, commercial bank, trust company, custodian or other nominee should contact their broker, dealer, commercial bank, trust company, custodian or other nominee in order to tender their Common Shares in the U.S. Offer. (see “The U.S. Offer - Procedures for Tendering into the U.S. Offer - Tender of Common Shares” of the Offer to Purchase). Local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 4:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. U.S. holders of Common Shares should consult their local custodian or securities intermediary to determine the cut-off time and date applicable to them, and whether they will be charged any transaction or service fee.
U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs purchased pursuant to the U.S. Offer.
11. To validly tender ADSs represented by deposits of Common Shares by U.S. holders, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), together with all other documents required by the ADS Letter of Transmittal (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the U.S. Tender Agent at the address set forth on the back cover of the Offer to Purchase, such that the U.S. Tender Agent receives these documents before 4:00 p.m., New York City time, on the Expiration Date.
12. In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs into the U.S. Offer, the ADSs must be tendered by such securities intermediary of the ADS holder before 4:00 p.m., New York City time, on the Expiration Date. Further, before 4:00 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by the Depository Trust Company (“DTC”) which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of the Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PURCHASER, HOLCIM, THE INFORMATION AGENT, THE U.S. TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
You may request additional information or copies of the Offer to Purchase, the ADS Letter of Transmittal and any other documents from us as Information Agent at our address and telephone numbers set forth below.
The Information Agent for the U.S. Offer is:

51 West 52nd Street, 6th Floor
New York, New York 10019
Shareholders, Banks and Brokers
Call Toll Free: (888) 463-2841
Outside U.S. and Canada: +1 (719) 490-8721
Via Email: pacasmayo@georgeson.com